Amended and Restated Investment Advisory Agreement

EXHIBIT A

Two Roads Shared Trust

Redwood Investment Management, LLC

As amended: June 15, 2021

Fund	Investment Advisory Fee	Effective Date
LeaderShares AlphaFactor U.S. Core Equity ETF	0.75%	September 6, 2018
LeaderShares Systematic Macro Trend (“SMarT”) ETF	0.99%	March 6, 2019
LeaderShares Activist Leaders ETF	0.75%	March 15, 2019
LeaderShares AlphaFactor Tactical Focused ETF	0.99%	March 15, 2019
LeaderShares Equity Skew ETF	0.75%	March 15, 2019
LeaderShares Dynamic Yield ETF	0.75%	June 22, 2021

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Exhibit A

By:

Name: Jim Colantino

Title: President

REDWOOD INVESTMENT MANAGEMENT, LLC

By:

Name: Michael Messinger

Title: Principal